Exhibit 6.4

FORD MOTOR COMPANY DROP SHIP PROGRAM AGREEMENT This Ford Pro Drop Ship Program Agreement (this “ Agreement ”) is made this , a having its principal place of business at NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 1 Date Revised: 6/20/2024 Retention Requirement C+12 665 Spice Islands Dr Ste 102 ; Sparks, NV 89431 (the “ Drop Ship Operator ”), and Ford Motor Company, a Delaware corporation having its principal place of business at One American Road, Dearborn, Michigan 48124 (“ Ford ”) . The D r op Ship Operator and Ford are referred to herein together as the “ Parties ” or, individually, as a “ Party ” . WHEREAS, Ford is engaged in the business of manufacturing, marketing and selling to its Ford - authorized dealers (“ Authorized Ford Dealers ”) complete and incomplete Ford - branded vehicles, including Ford trucks, Ford vans and Ford - stripped chassis (collectively, “ Vehicles ”) ; WHEREAS, the Drop Ship Operator is a customer of and/or a PDI (as defined below) provider to an Authorized Ford Dealer and has entered into a separate written agreement with such Authorized Ford Dealer that (a) governs the relationship between the Drop Ship Operator and such Authorized Ford Dealer and (b) outlines, among other things and as applicable, the Vehicles being purchased by the Drop Ship Operator and the payment arrangements therefor (each such agreement, a “ Vehicle Agreement ”), as part of Ford’s Drop Ship Program (the “ Drop Ship Program ”) ; WHEREAS, the Drop Ship Operator may, as applicable, perform certain completion, alteration or modification work (“ Modification Work ”) to Vehicles pursuant to the applicable Vehicle Agreement or other written agreement ; WHEREAS, the Drop Ship Operator may, as applicable, perform pre - delivery new Vehicle inspections, preparations and conditioning (the “ PDIs ,” and collectively with any Modification Work, as applicable, the “ Work ”) of certain Vehicles as part of Ford’s Pre - Delivery Inspection Program (the “ Pre - Delivery Inspection Program ”) ; WHEREAS, if the Drop Ship Operator is a participant in the Pre - Delivery Inspection Program, the Drop Ship Operator will perform all PDIs pursuant to a separate written agreement with each Authorized Ford Dealer for which the Drop Ship Operator provides PDIs that governs the relationship between the Drop Ship Operator and such Authorized Ford Dealer and outlines, among other things, (i) the PDIs to be performed on such Vehicles and (ii) the payment arrangements for such PDIs (each such agreement, a “ Vehicle PDI Agreement ”) ; and WHEREAS, pursuant to the terms and conditions of this Agreement, the Parties desire to set forth their relationship and the minimum standards, terms and conditions by which the Drop Ship Operator is permitted to, and will, participate in the Drop Ship Program and, as appliable, the Pre - Delivery Inspection Program . Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657 DE Corp day of , 20 (the “ Effective Date ”),between ModVans Inc

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 2 Date Revised: 6/20/2024 Retention Requirement C+12 NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows : 1. Program Requirements . (a) Drop Ship Program . To be, and to remain, eligible to participate in the Drop Ship Program, the Drop Ship Operator agrees and covenants to Ford that, throughout the Term, the Drop Ship Operator will : (i) take delivery of a minimum of 100 Vehicles during the Initial Term and during each Renewal Term, if any, in connection with its participation in the Drop Ship Program (the “ Minimum Volume Requirement ”) and pursuant to the terms and conditions of this Agreement and applicable Vehicle Agreements ; (ii) make its facilities, personnel and records available for periodic inspection by representatives of Ford, including in accordance with Section 5 ; (iii) (A) not perform any Modification Work on any Vehicle unless approved by Ford in writing to perform such Modification Work ; and (B) to the extent the Drop Ship Operator performs any Work (including any Modification Work), perform all such Work on Vehicles within the United States of America and consistent with the practices, methods, techniques and standards that are generally accepted for firms that perform work similar to such Work ; and (iv) if the Drop Ship Operator is not a participant in the Pre - Delivery Inspection Program, engage an Authorized Ford Dealer to perform pre - delivery new Vehicle inspections, preparations and conditioning on all Vehicles purchased in connection with its participation in the Drop Ship Program . (b) Pre - Delivery Inspection Program . To be, and to remain, eligible to participate in the Pre - Delivery Inspection Program, the Drop Ship Operator agrees and covenants to Ford that, throughout the Term, the Drop Ship Operator will : (i) comply with all requirements of the Drop Ship Program set forth in Section 1(a) ; (ii) maintain access to Ford’s “OASIS” database, which may be accessed by the Drop Ship Operator at www.fordpro.com; (iii) properly equip and maintain its facilities, including by maintaining up - to - date diagnostic software, tools and other equipment, to perform the PDIs in accordance with the terms and conditions of this Agreement, all applicable Vehicle PDI Agreements and any other written instructions or specifications provided by Ford from time to time ; Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 3 Date Revised: 6/20/2024 Retention Requirement C+12 (iv) cause technicians and other personnel to participate in and satisfactorily complete, as determined in Ford’s sole discretion, web - based and classroom technical training related to the PDIs and as otherwise may be required in connection with the Drop Ship Operator’s participation in the Drop Ship Program, including at Ford - authorized training facilities, at the Drop Ship Operator’s sole cost and expense ; and (v) adhere to all other requirements related to the PDIs that Ford, in its sole discretion, may specify from time to time, upon notice to the Drop Ship Operator . (c) Without limiting the foregoing, if the Drop Ship Operator is a participant in the Pre - Delivery Inspection Program, the Drop Ship Operator shall comply with the additional requirements set forth in this Section 1 (c) . If the Drop Ship Operator is not a participant in the Pre - Delivery Inspection Program, this Section 1 (c) shall not apply . (i) In connection with the Drop Ship Operator’s performance of PDIs, the Drop Ship Operator may identify items that are incidental to its PDIs that may require repairs to be performed on one or more Vehicles (each, a “ Repair ”) . The Drop Ship Operator shall prepare a written report to detail each PDI performed on each Vehicle (the “ PDI Service Record ”) . The PDI Service Record shall identify any such necessary Repairs, and any such Repairs shall be performed by an Authorized Ford Dealer . The Drop Ship Operator is not authorized to, and shall not, perform any Repairs . (ii) Notwithstanding anything contained in this Agreement to the contrary, all payments to the Drop Ship Operator for PDIs shall be the sole responsibility of the Authorized Ford Dealer that orders the Vehicle on which such PDI was performed to the Drop Ship Operator . Ford shall not have any payment obligation to the Drop Ship Operator for any PDIs that are performed on any Vehicle . (iii) The Drop Ship Operator shall provide a copy of each completed PDI Service Record to the applicable Authorized Ford Dealer within thirty (30) days after completion of the PDI ; provided, however, that the Drop Ship Operator shall provide an initial copy of each PDI Service Record (which shall, at minimum, report any Repair that the Drop Ship Operator determines should be performed on the applicable Vehicle prior to such Vehicle being sold to a retail customer) promptly, but in any event within forty - eight (48) hours, after final delivery of such Vehicle . 2. Compliance with Applicable Law, Regulations, Industry Standards and this Agreement . (a) The Drop Ship Operator hereby represents and warrants to Ford that the Drop Ship Operator meets and is in compliance with, and covenants that throughout the Term the Drop Ship Operator will continue to meet and remain in compliance with, all Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 4 Date Revised: 6/20/2024 Retention Requirement C+12 federal, state and local laws and regulations applicable to the Drop Ship Operator’s facilities, operations, business and, as applicable, the Work . If the Drop Ship Operator performs any Work, the Drop Ship Operator hereby covenants to Ford that all Vehicles after performance of any such Work will meet and be in compliance with all applicable laws, regulations and generally accepted industry and professional standards, including with respect to certification, safety and emissions requirements, except as may be indicated in any PDI Service Record as requiring a Repair . (b) If the Drop Ship Operator performs any Work, the Drop Ship Operator shall employ workmanship of high commercial quality in its performance of all such Work to ensure that all Vehicles, following completion of such Work, conform in all respects to the requirements of this Agreement . If the Drop Ship Operator performs any Modification Work, the Drop Ship Operator hereby acknowledges that it has received, or otherwise been provided access to, copies of the publications published by Ford from time to time associated with Ford’s “Body Builder Advisory Service” applicable to the Modification Work, including all applicable body builder layout books, body and equipment manuals, incomplete vehicle manuals and other bulletins published and updated from time to time by Ford . The Drop Ship Operator will throughout the Term be in compliance with all requirements, guidance and other best practices set forth in such publications to the extent applicable to the Modification Work . A copy of Ford’s “Body Builders Layout Book” for the current model year is available at www . fordpro . com . (c) Ford may, in its sole discretion, invite the Drop Ship Operator to participate in the Ford Pro Upfitter Program (the “ FPU Program ”) . If the Drop Ship Operator accepts such invitation and qualifies to participate in the FPU Program, as determined in Ford’s sole discretion, Ford and the Drop Ship Operator shall enter into a separate written agreement governing the Drop Ship Operator’s participation in the FPU Program (the “ FPU Program Agreement ”) . 3. Vehicle Deliveries; Storage . (a) Upon the final delivery of each Vehicle, the Drop Ship Operator shall perform an inspection in accordance with the policies, procedures, methodologies and standards provided by Ford from time to time, including as set forth in the Warranty and Policy Manual attached hereto as Exhibit A (collectively, the “ Inspection Standards ”), noting any damage or mis - built conditions on the applicable bill of lading and, if the Drop Ship Operator is a participant in the Pre - Delivery Inspection Program, the PDI Service Record in accordance with Section 1 (d) . Any such damage, mis - built condition or other issue discovered in the course of such inspection must be reported to Ford within forty - eight (48) hours after final delivery of such Vehicle or, such shorter time period as may be required by the Inspection Standards . (b) If the Drop Ship Operator performs any Work, the Drop Ship Operator shall perform all such Work strictly in accordance with all written inspection and Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 5 Date Revised: 6/20/2024 Retention Requirement C+12 maintenance procedures issued by Ford from time to time, including the Inspection Standards, including, except as expressly provided in this Agreement, the rules and requirements therein that apply to Authorized Ford Dealers . (c) At all times while a Vehicle is in the Drop Ship Operator’s (or any of its affiliates’ or any of its or their respective contractors’, subcontractors’ representatives’, employees’ or agents’ (collectively, “Representatives”)) possession or control, the Vehicle will be stored in accordance with Ford’s New Vehicle Storage Guidelines, as may be amended or modified from time to time in Ford’s sole discretion, which are included in Ford’s “Body Builders Layout Book” and set forth on Exhibit B attached hereto for the current model year, as may be amended or modified from time to time in Ford’s sole discretion . (d) The Drop Ship Operator, at its sole cost and expense, will ensure that no Vehicles deteriorate from “like new” condition in appearance or quality at any time during which any such Vehicles are in its (or any of its affiliates’ or its or their respective Representatives’) possession or control (including, for the avoidance of doubt, for storage), including by inspecting and maintaining such Vehicles in accordance with the inspection and maintenance procedures issued by Ford from time to time, including the Battery Maintenance Procedures attached hereto as Exhibit C , as may be amended or modified from time to time in Ford’s sole discretion . 4. Risk of Loss . The Drop Ship Operator assumes all risk of loss or damage with respect to any Vehicle upon acceptance thereof, including (a) any loss or damage that results from the Drop Ship Operator’s failure to comply with the shipping, loading, storage and other instructions issued from time to time by Ford and (b) any loss or damage that occurs notwithstanding the Drop Ship Operator’s exercise of reasonable care while the Vehicle is in its (or any of its affiliates’ or its or their respective Representatives’) possession or control . 5. Audit; Assessment; and Review . (a) During the Term and for a minimum of one (1) year after any expiration or termination of this Agreement (or such longer period as required under applicable law or other written notice from Ford), the Drop Ship Operator will maintain documentation and records sufficient to demonstrate its compliance with the requirements of this Agreement (including the Drop Ship Operator’s compliance with all applicable laws, the Inspection Standards, any applicable Vehicle PDI Agreement and any other written instruction or other specification provided by Ford from time to time during the Term) . All documentation and records that are required to be maintained pursuant to this Section 5 (a) must be retained by the Drop Ship Operator, with respect to any Vehicle on which Work is performed by the Drop Ship Operator (as applicable), for a minimum of one (1) year after the date on which such Work was completed . If Ford, in its sole discretion, determines that any such documentation or records are incomplete, improper, inappropriate or incorrect, including by including false or fraudulent statements, Ford may terminate this Agreement and the Drop Ship Operator’s authorization to participate in the Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 6 Date Revised: 6/20/2024 Retention Requirement C+12 Drop Ship Program, in accordance with Section 9 (b) , and the Drop Ship Operator shall indemnify Ford for any Costs resulting from or related to such insufficient documentation or records in accordance with Section 8 (d) . (b) Without limiting any other provision of this Agreement, the Drop Ship Operator shall allow any person designated by Ford, at reasonable times and intervals and during normal business hours, to (i) examine the Drop Ship Operator’s facilities, operations, records, documents and any Vehicle located at such facilities, and with respect to any such records or documents, make copies thereof, and (ii) examine and test the Drop Ship Operator’s diagnostic software, tools and other equipment used in performance of the PDIs . 6. Vehicle Warranty . (a) Information about the new Vehicle limited warranties offered to retail purchasers of Vehicles is available at https : / /www . fordpro . com/en - us/fleet - vehicles/manuals - and - guides/ . No warranty obligation of Ford for any Vehicle shall be more extensive than Ford’s warranty obligation under the new Vehicle limited warranty then offered to retail purchasers of Vehicles, and such new Vehicle limited warranty shall be the sole and exclusive warranties made or deemed to have been made by Ford and, with respect to the Converter, shall be expressly IN LIEU OF ANY AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, CONDITIONS OR REPRESENTATIONS, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH THE REMEDIES SET FORTH THEREIN BEING THE SOLE AND EXCLUSIVE REMEDY . (b) The warranty obligations of Ford, and any governmental certification made by Ford, shall cover only the Vehicles as manufactured by Ford and provided to the Drop Ship Operator, and shall not extend to any Work performed on any such Vehicles by or on behalf of the Drop Ship Operator . Ford’s warranty obligations do not extend to any failure of a Ford - branded component caused by any Work performed on any Vehicle, notwithstanding the fact that, but for the Work performed by the Drop Ship Operator, the component typically would be covered by Ford’s standard warranty . If a third party makes a claim (for losses, damages or otherwise) with respect to Work performed on a Vehicle, the Drop Ship Operator will indemnify and hold harmless Ford for all such amounts, including repair costs and related charges, and all such amounts shall be paid for by the Drop Ship Operator, or as otherwise allocated between the Drop Ship Operator and the Authorized Ford Dealer, in accordance with the Vehicle Agreement and Vehicle PDI Agreement, as applicable, and shall in no event be covered by Ford’s standard warranty . 7. Minimum Insurance Requirements . If the Drop Ship Operator performs Modification Work on any Vehicle, the Drop Ship Operator shall comply with the additional Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 7 Date Revised: 6/20/2024 Retention Requirement C+12 requirements set forth in this Section 7 . If the Drop Ship Operator does not perform Modification Work on Vehicles, this Section 7 shall not apply. (a) The Drop Ship Operator must maintain at all times throughout the Term insurance policies with minimum limits at least equal to or greater than those specified below in Section 7 (a)(i) - (v) with an insurer rated at least A VI by A . M . Best Company, a minimum A rating from Standard and Poor’s, a minimum A rating from Fitch or a minimum A 3 rating from Moody’s, or such other underwriters approved by Ford in its sole discretion, and a financial category no lower than “VI” ( $ 25 , 000 , 000 to $ 50 , 000 , 000 of adjusted policyholders surplus) . Upon Ford’s request, the Drop Ship Operator shall furnish to Ford an acceptable certificate of insurance evidencing the coverage required herein prior to the signing of this Agreement . (i) Workers’ compensation insurance for statutory limits, a state or provincial certificate of self - insurance or participation in a required governmental program and employer’s liability insurance for not less than $ 1 , 000 , 000 USD per occurrence . (ii) Commercial general liability insurance, including products, completed operations and blanket contractual liability coverage (or contractual liability coverage specific to this Agreement), for bodily injury, including death, personal injury and property damage, with minimum policy limits of not less than $ 5 , 000 , 000 USD combined single limit per occurrence . (iii) Comprehensive automobile liability insurance covering all owned, non - owned and hired vehicles (including, for the avoidance of doubt, all Vehicles in the Drop Ship Operator’s (or any of its affiliates’ or its or their respective Representatives’) possession or control) with minimum policy limits of not less than $ 3 , 000 , 000 USD combined single limit per occurrence . (iv) At any time the Drop Ship Operator is involved, or any of its affiliates or its or their respective Representatives are involved, in providing a professional service, including design, architectural, engineering, structural, software development or similar services, the Drop Ship Operator must procure and maintain, for itself and any such affiliates and Representatives, professional liability or errors and omissions insurance with limits of not less than $ 15 , 000 , 000 USD per occurrence . (v) Prior to the Drop Ship Operator or any of its affiliates or its or their respective Representatives performing Work on a Vehicle to become an autonomous Vehicle (defined as Levels 3 - 5 in SAE International’s J 3016 Taxonomy and Definitions for Terms Related to Driving Automation Systems for On - Road Motor Vehicles † 5 . 3 (April 2021 )), the Drop Ship Operator shall first provide notice to Ford and Ford shall designate, in its sole discretion, applicable minimum insurance coverage and limits required Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 8 Date Revised: 6/20/2024 Retention Requirement C+12 for the Drop Ship Operator to perform such Work under this Agreement and any Vehicle Work Agreement. (b) The Drop Ship Operator shall require that any contractor or subcontractor performing any part of the Work procure and maintain insurance coverage meeting, at minimum, the coverage requirements specified in this Section 7 . The Drop Ship Operator shall indemnify, defend and hold harmless Ford from any and all Costs resulting from or related to any contractor or subcontractor performing any Work on its behalf, notwithstanding such contractor’s or subcontractor’s compliance with this Section 7 and Ford’s consent to the Drop Ship Operator engaging such contractor or subcontractor pursuant to Section 18 (g) . (c) With the exception of workers’ compensation insurance, the Drop Ship Operator shall cause all insurance policies covering the Work in any respect, including any excess or umbrella liability policy carried by the Drop Ship Operator, to name Ford as an additional insured under such policies . All such policies shall (i) be endorsed to state that the policy will be primary, and will not be excess to or contributory with, any self - insurance or insurance policies carried by Ford, and (ii) provide that the insurer will give Ford at least thirty (30) days’ prior written notice of any material alterations to coverage, including any reduction of aggregate limits or any change to, or cancellation of, coverage . In no event will the insurance requirements set forth in this Section 7 relieve the Drop Ship Operator from any liability or other obligation for which it is otherwise responsible to Ford . 8. Indemnification . If the Drop Ship Operator performs Modification Work on any Vehicle, the Drop Ship Operator shall comply with the additional requirements set forth in this Section 8 . If the Drop Ship Operator does not perform Modification Work on Vehicles, this Section 8 shall not apply . (a) Each of Ford and the Drop Ship Operator recognize that the burden of defending against product liability allegations, whether or not meritless or frivolous, should be borne by the party whose alleged negligence, wrongdoing or defective product is at issue, regardless of whether that party is a party to the particular litigation . The Parties also recognize that, under applicable law, there are circumstances where a claimant may sue only one party even though the defect, wrongdoing or negligence alleged is the principal responsibility of another party . The Parties also recognize that this results in the named defendant bearing more — sometimes far more — than its fair share of the cost of the litigation . In order to minimize controversy between the Parties as to who shall defend such litigation, or bear the cost of defending such litigation, including the cost of settlements or verdicts, the Parties hereby agree as follows : (b) Indemnification by Ford . With respect to any Vehicle supplied by Ford (including via an Authorized Ford Dealer) to the Drop Ship Operator, Ford shall indemnify, defend and hold harmless the Drop Ship Operator from any and all losses, damages or expenses, including the costs of settlements or judgments, expert fees and attorney’s fees (collectively, “ Costs ”), resulting from or related to lawsuits, Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 9 Date Revised: 6/20/2024 Retention Requirement C+12 complaints or claims (collectively, “ Proceedings ”) against the Drop Ship Operator for property damage or personal injury where the Drop Ship Operator’s alleged liability arises solely due to a defect in the manufacture of, assembly of, materials used in or design of the Vehicle as supplied by Ford, and for which Ford alone is responsible . (c) Ford’s Duty to Defend . The Drop Ship Operator will promptly notify Ford of any Proceeding brought or alleged that the Drop Ship Operator has reason to believe may be covered by Ford’s indemnification obligations hereunder . If the claimant’s sole allegation against the Drop Ship Operator is that the Drop Ship Operator is strictly liable for a defect for which Ford (or Ford’s supplier) is responsible, and if Ford’s investigation of such allegation shows no basis for the Drop Ship Operator’s liability other than the allegations in such Proceeding, Ford will assume defense of such Proceeding upon the Drop Ship Operator’s written request . The Drop Ship Operator shall, and shall cause any of its applicable insurance carrier(s) to, cooperate fully in Ford’s defense of the Proceeding . Notwithstanding the Drop Ship Operator’s request (or lack thereof), the Drop Ship Operator hereby agrees that Ford shall have the right to assume the defense of any such Proceeding at any time provided that Ford acknowledges the Drop Ship Operator’s right to indemnification under this Agreement . (d) Indemnification by the Drop Ship Operator . The Drop Ship Operator shall indemnify, defend and hold harmless Ford from any and all Costs resulting from or related to (i) any Proceedings arising out of or otherwise related to any Vehicle Agreement or, as applicable, Vehicle PDI Agreement, (ii) any Proceedings relating to any trademarks, trade names, service marks, logos, badges, emblems and other marks or source indicia (such as recognizable grilles or body stylings) of any person other than Ford or any of its affiliates (or anything similar thereto) or any graphics, designs, descriptions and other works of authorship of, pertaining to or owned by any person other than Ford or any of its affiliates that the Drop Ship Operator affixes on any vehicle (including any Vehicle) or uses in connection with any Work, including the manufacture, distribution, marketing or sale of any Vehicle on which it performs Work ; and (iii) any Work performed on a Vehicle by the Drop Ship Operator (or any of its affiliates or its or their respective Representatives), including as provided in Section 6 (b) and Section 7 (b) ; (iv) with respect to any Vehicle supplied by Ford to the Drop Ship Operator, any Proceedings against Ford for property damage or personal injury where Ford’s alleged liability arises solely due to Work performed by the Drop Ship Operator, including any alleged liability which arises, if at all, because Ford knew or should have known that Work performed by the Drop Ship Operator was performed negligently, improperly or with defects, or that Ford expressly or impliedly approved the Work performed by the Drop Ship Operator ; provided, however, that the Drop Ship Operator will not be obligated to indemnify Ford if the Work was performed pursuant to express written instructions provided by Ford or as required by Ford’s written guidelines or recommendations, so long as the workmanship and materials used in the Work were not of substandard quality and the Work was performed in all respects in compliance with this Agreement . Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 10 Date Revised: 6/20/2024 Retention Requirement C+12 (e) Company’s Duty to Defend . Ford will promptly notify the Drop Ship Operator of any Proceeding that Ford has reason to believe may be covered by the Drop Ship Operator’s indemnification obligations hereunder . If the claimant’s sole allegation against Ford is that Ford’s alleged liability arises solely from Work performed by the Drop Ship Operator, and if the Drop Ship Operator’s investigation of such allegation shows no basis for Ford’s liability other than the allegations in such Proceeding, the Drop Ship Operator will assume defense of such Proceeding upon Ford’s request . Ford shall, and shall cause any of its applicable insurance carrier(s) to, cooperate fully in the Drop Ship Operator’s defense of the Proceeding . Notwithstanding Ford’s request (or lack thereof), Ford hereby agrees that the Drop Ship Operator shall have the right to assume the defense of any such Proceeding at any time provided that the Drop Ship Operator acknowledges Ford’s right to indemnification under this Agreement . If the Drop Ship Operator does not fully comply with the requirements of this Section 8 (e) , the Drop Ship Operator shall reimburse Ford for all costs and expenses, including all attorneys’ fees, incurred by Ford in defending against such Proceeding and otherwise enforcing its rights hereunder . (f) Limitations on Cross - Claims Between Parties . Neither Party shall file cross - claims or third - party complaints against the other without notifying the other at least thirty (30) days in advance. Where practicable, the notice should be given sufficiently in advance to allow thorough discussion of alternatives to such filing. (g) Procedures Related to Settlement of Proceedings . (i) In the appropriate Proceeding the Parties shall, where settlement is or may be warranted or advisable, make commercially reasonable efforts to agree upon the amount that each Party will contribute to such settlement, based upon the nature of the plaintiff’s allegations . By way of example only, if the case involves an allegation that Work performed by the Drop Ship Operator is defective, a reasonable allocation would require the Drop Ship Operator to contribute all or most of any Costs . If, however, the allegation concerns a Ford - branded component supplied by Ford, a reasonable allocation would require Ford to contribute all or most of any Costs . The Parties recognize that there will be Proceedings involving multiple allegations against each Party and the allocation of responsibility between the Parties will be dependent on the circumstances of such Proceeding . (ii) If the Proceeding, for any reason, does not settle in advance of trial, the Parties will, in advance of trial, make a reasonable attempt to agree upon the extent to which, whether by way of proportional share or applicable dollar value caps, each Party will contribute to satisfy any Costs of the Proceeding based upon the principles set forth in the preceding paragraph . (iii) In cases where both Parties are named as defendants in the Proceeding, neither Party will unilaterally enter into any settlement agreement without first providing notice to the other Party and in no event will the Drop Ship Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 11 Date Revised: 6/20/2024 Retention Requirement C+12 Operator enter into any settlement agreement without first obtaining Ford’s prior written consent. 9. Branding; Trademarks and Trade Name . (a) In accordance with the Brand Guidelines attached hereto as Exhibit D , as may be amended or modified from time to time in Ford’s sole discretion (the “ Brand Guidelines ”), the Drop Ship Operator shall affix to all Vehicles on which it performs Work such labels and other branding markings as Ford supplies and as directed by Ford, to the extent not already affixed at the time the Vehicle is delivered, and shall not change, modify, obstruct, remove or otherwise alter any trademarks, trade names, service marks, logos, badges, emblems or other marks or source indicia, including branding and markings (such as recognizable grilles or body stylings), of Ford or any of its affiliates or any graphics, designs, descriptions, and other works of authorship of, pertaining to or owned by Ford or any of its affiliates (“ Proprietary Items ”) affixed to Vehicles upon delivery . The Brand Guidelines are incorporated by reference into this Agreement as an integral part hereof . The Drop Ship Operator agrees to comply with the Brand Guidelines at all times during the Term . By executing this Agreement, the Drop Ship Operator confirms that it has reviewed the Brand Guidelines . Ford reserves the right, at any time and from time to time, to amend the Brand Guidelines effective upon notice (or such other date as may be specified in the notice) to the Drop Ship Operator . (b) The Drop Ship Operator will not use, reproduce, distribute or display any Proprietary Items (or anything similar thereto), without, in each instance, the prior written consent of Ford or its affiliate, as applicable . Ford retains all right, title and interest in and to all Proprietary Items and the goodwill associated therewith, with the right to monitor, direct and control the use thereof in all respects . The Drop Ship Operator will not (i) use any promotional or advertising materials with respect to the Work it performs, or (ii) provide any other materials to dealers (including Authorized Ford Dealers), retail customers or any other third party with respect to the Work it performs, except those materials supplied to the Drop Ship Operator by Ford or approved in writing by Ford, subject to Ford’s sole and exclusive discretion . The Drop Ship Operator may request Ford’s approval of any such materials at https : / /www . fordbrandlicensing . com/ . Without limiting the generality of the above, all uses of Proprietary Items will be subject to the Drop Ship Operator’s compliance with the Brand Guidelines . (c) The Drop Ship Operator will not use, display or affix any trademarks, trade names, service marks, logos, badges, emblems or other marks or source indicia, such as recognizable grilles or body stylings, pertaining to or owned by any person other than the Drop Ship Operator or Ford or its affiliates, including any other vehicle manufacturer, or, in each case, anything similar to the trademarks, trade names, service marks, logos, badges, emblems or other marks or source indicia, such as recognizable grilles or body stylings, of any other person, without the prior written consent of Ford . Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 12 Date Revised: 6/20/2024 Retention Requirement C+12 10. Term and Termination . (a) The initial term of this Agreement commences on the Effective Date and continues for a period of one (1) year (the “ Initial Term ”) . Thereafter, the term of this Agreement shall renew automatically for successive periods of one (1) year each (each, a “ Renewal Term ”), unless either Party gives the other Party notice at least thirty (30) days prior to the expiration of the Initial Term or the then - current Renewal Term, as the case may be, of its election not to renew this Agreement . Except to the extent earlier terminated in accordance herewith, the Initial Term and all Renewal Terms collectively constitute the “ Term . ” Notwithstanding the foregoing, this Agreement will continue in full force and effect with respect to any Vehicle PDI Agreement until the obligations under such Vehicle PDI Agreement have been fully performed, unless it is expressly specified in any termination notice that such termination applies to this Agreement and all (or any specified) outstanding Vehicle PDI Agreements . (b) This Agreement may be terminated at will by the Drop Ship Operator upon thirty (30) days’ advance written notice to Ford . This Agreement may be terminated by Ford at will, at any time, for any reason or for no reason at all, including (i) failure by the Drop Ship Operator to meet the Minimum Volume Requirement in any calendar year, (ii) as applicable, the expiration, termination or breach by the Drop Ship Operator of the FPU Program Agreement or (iii) upon the occurrence of any Change of Control, in each case upon written notice to the Converter, in each case upon written notice to the Drop Ship Operator . (c) Notwithstanding the foregoing, either Party may terminate this Agreement immediately upon written notice to the other Party upon the occurrence of any of the following events : (i) the other Party becomes the subject of a bankruptcy petition filed in any court, whether voluntary or involuntary, regardless of jurisdiction over such Party ; (ii) a receiver or trustee is appointed for all or any substantial portion of the other Party’s assets ; (iii) the other Party makes any assignment for the benefit of its creditors ; or (iv) the other Party breaches any provision of this Agreement, and such breach remains uncured for thirty (30) days after receiving written notice thereof . (d) In the event of any expiration or termination of this Agreement, the provisions contained in Section 5 , Section 8 , this Section 10 , Section 11 , Section 12 , Section 14 , Section 15 , Section 18 , and Section 19 of this Agreement shall survive such expiration or termination . (e) Upon any expiration or termination of this Agreement, the Drop Ship Operator shall, as directed by Ford, immediately : (i) cease identifying itself as being a participant in the Drop Ship Program and, as applicable, Pre - Delivery Inspection Program; and Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 13 Date Revised: 6/20/2024 Retention Requirement C+12 (ii) remove, at the Drop Ship Operator’s sole cost and expense, all Proprietary Items and any and all other references owned by, used by or otherwise associated with Ford, the Drop Ship Program or, as applicable, the Pre - Delivery Inspection Program from all advertising and promotional materials, forms, stationery, other papers, webpages and other third - party - facing materials . 11. Confidentiality . All business information and all materials containing business information provided by Ford to the Drop Ship Operator, including methods of operation, plans or strategies, policies, reports, details of contracts and other business affairs of Ford (or any of its affiliates or its or their respective Representatives) learned by the Drop Ship Operator, which are not a matter of public knowledge, are and shall be treated as confidential . The Drop Ship Operator agrees on behalf of itself and its affiliates, and its and their respective Representatives, to whom such information and materials are disclosed, that it and they shall keep such information and materials confidential and retain them in strictest confidence both during and after the Term . Such information shall not be disclosed by the Drop Ship Operator to any person except to its affiliates, or its or their respective Representatives, requiring such information or materials to perform pursuant to this Agreement and who are bound by confidentiality obligations with respect to such information no less restrictive than those contained in this Agreement, and shall not be used for the benefit of the Drop Ship Operator or any third party except in connection with services rendered pursuant to this Agreement . The Drop Ship Operator acknowledges and agrees that any unauthorized disclosure or other breach of this provision will cause irreparable injury to Ford, and that Ford may enforce this provision by obtaining equitable relief in addition to all other remedies at law or under this Agreement without any obligation to first post any bond or other surety . The Drop Ship Operator acknowledges and agrees that the remedies available at law to Ford for a breach of this provision are inadequate and that Ford will suffer irreparable harm from any such breach . In addition to any other rights or remedies which may be available to Ford, Ford shall be entitled to recover from the Drop Ship Operator its costs, expenses and attorneys’ fees incurred in enforcing its rights under this provision . The Drop Ship Operator shall return to Ford all such confidential information and materials and all embodiments thereof immediately upon any expiration or termination of this Agreement . The restrictions contained in this Section 11 shall not apply to any information which (a) was known to the Drop Ship Operator at the time of receipt ; (b) was in the public domain at the time of receipt ; (c) becomes public through no fault of the Drop Ship Operator ; (d) the Drop Ship Operator legitimately learns from a third party who is under no obligation of confidentiality with respect to the information ; or (e) is required by applicable law to be disclosed, provided that the Drop Ship Operator will (i) provide notice to Ford prior to any such disclosure, to the extent permitted by applicable law, (ii) allow Ford the opportunity to defend against such disclosure, at Ford’s expense, and reasonably cooperate in such defense, and (iii) limit any such disclosure solely to that information which is required by applicable law to be disclosed . 12. Notices, Demands and Consents . All notices, demands and consents allowed, required by or desired to be given under this Agreement shall be in writing and shall be deemed given (a) when delivered personally or when sent electronically (with confirmation of successful Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

Docusign Envelope ID: 5A40D50B-2274-42A0-A539-851286CCC657

transmission received by the sender), (b) one (1) business day after being delivered to a nationally recognized overnight courier with next day delivery specified or (c) three (3) business days after being mailed by certified or registered U.S. Mail, return receipt requested, with first class postage prepaid, unless otherwise set forth in this Agreement, to the address for such receiving Party as is listed below, or such other address as a Party may specify from time to time by written notice to the other Party.

<u>If to Ford</u>:

Ford Motor Company
One American Road
Dearborn, Michigan 48126
Attn: Secretary's Office
Email: corpsec@ford.com

with a copy (which shall not constitute notice) to:

Ford Motor Company
Ford Pro GM of Commercial Vehicle Sales
One American Road
Dearborn, Michigan 48126

<u>If to the Drop Ship Operator</u>:

ModVans Inc
665 Spice Islands Dr Ste 102; Sparks, NV 89431

Attn: Laurie Tezza
Email: laurie@modvans.com

13. <u>No Agency; Independent Contractor Status</u>. The Parties intend that the relationship between them created under the Agreement is that the Drop Ship Operator is an independent contractor of Ford only, and nothing contained herein is intended to create, nor will it create, and the Drop Ship Operator hereby waives any creation of, any other relationship between the Parties. The Drop Ship Operator is not, and will not hold itself out as, an employee, agent, joint venturer or partner of Ford for any purpose whatsoever. The Drop Ship Operator is not granted, nor will it hold itself out as having, any right or authority to assume or create any obligation or responsibility for, or on behalf of Ford, or to otherwise bind Ford in any way. The Drop Ship Operator will retain full and complete authority as to the conduct of its business, particularly with respect to, but not limited to, the means by which it is to accomplish the obligations discussed herein or the manner and details of how its obligations are to be performed, including the time, manner, and method of performing the Work, except to the extent specifically provided for in this Agreement. The Drop Ship Operator acknowledges and agrees that it and its employees or other personnel shall not be eligible for any Ford (or any of its affiliates') employee benefits and, to the extent the Drop Ship Operator otherwise would be eligible for any Ford (or any of its affiliates') employee benefits but for the express terms of this Agreement, the Drop Ship Operator hereby expressly declines to participate in such Ford (or its affiliates') employee benefits. The Drop Ship Operator shall have full responsibility for all applicable taxes due on all compensation paid to its employees and other personnel (including any contractor, subcontractor or other Representative) under this Agreement, and for compliance with all applicable labor and employment requirements, including any immigration visa

NAI-1538012960v10

Ford Pro – Drop Ship Program Agreement
GISI: 7.06
GIS2 Classification: CONFIDENTIAL

14

Date Revised: 6/20/2024
Retention Requirement C+12

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 15 Date Revised: 6/20/2024 Retention Requirement C+12 requirements . The Drop Ship Operator agrees to indemnify, defend and hold Ford harmless from any liability for, or assessment of, any claims or penalties with respect to taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on Ford by the relevant taxing authorities with respect to any compensation paid to or by the Drop Ship Operator . 14. Entire Agreement . This Agreement (together with any exhibits, schedules, and attachments either referenced herein or attached hereto) constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof . This Agreement supersedes all prior written and oral agreements and all other communications between the Parties . 15. Applicable Law . This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal laws of the State of Michigan, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Michigan to the rights and duties of the Parties . Each Party disclaims the applicability of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement . The Parties hereby consent to the exclusive jurisdiction of, and venue in, the US District Court for the Eastern District of Michigan, or the courts of the State of Michigan sitting in Oakland County, Michigan, or any appellate court from any thereof for the purposes of adjudicating any matter based upon, arising out of or related to this Agreement . Each Party expressly waives any right to a trial by a jury in any Proceeding based upon, arising out of or related to this Agreement . 16. Equitable Remedies . Ford may enforce any provision of this Agreement by obtaining equitable relief in addition to all other remedies at law or under this Agreement without any obligation to first post any bond or other surety . The Drop Ship Operator acknowledges and agrees that the remedies available at law to Ford for a breach of any provision of this Agreement are inadequate and that Ford will suffer irreparable harm from any such breach . 17. Force Majeure ; Other Events . Neither Party will be considered in default of its performance of any obligation hereunder (other than an obligation to make any payment due hereunder) to the extent that performance of such obligation is prevented or delayed by reason of an event beyond the reasonable control of, or that could not be reasonably avoided by, the affected Party and, to the extent consistent with the foregoing, acts of God ; acts of the other Party ; war (declared or undeclared) ; terrorism or other criminal conduct ; fire ; flood ; weather ; pandemic or epidemic ; sabotage ; governmental requests, restrictions, laws, regulations, orders, omissions or actions ; unavailability of, or delays in, utilities or transportation ; default of suppliers or other inability to obtain necessary materials ; embargoes, or unforeseen circumstances (each, a “Force Majeure Event”) . If any Force Majeure Event does arise, occur, or result, the Party subject thereto shall use commercially Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 16 Date Revised: 6/20/2024 Retention Requirement C+12 reasonable efforts to minimize the consequences of such event and to overcome such event as soon as reasonably possible . A Party desiring to rely upon any Force Majeure Event as an excuse for failure, default, or delay in performance shall provide the other Party with prompt written notice of the Force Majeure Event, stating the facts giving rise to such event, as well as information related to when such event arose, the period of time for which such event is expected to continue, and when such event no longer impacts a Party’s ability to perform . The affected Party shall resume the performance of its obligations under this Agreement as soon as reasonably practicable ; provided, however, that if the Drop Ship Operator is unable to substantially perform its obligations under this Agreement or any Vehicle PDI Agreement as a result of a Force Majeure Event for more than thirty (30) days, Ford shall have the option to terminate this Agreement and the FPU Program Agreement, if applicable, upon written notice to the Drop Ship Operator . 18. Miscellaneous . (a) Waiver ; Amendment . No term or provision of this Agreement will be considered waived and no breach consented to by either Party unless such waiver or consent is in writing and signed on behalf of the Party against whom it is asserted and such writing includes a specific statement of such Party’s intent to make such waiver or consent . No consent to or waiver of a breach of this Agreement by either Party, whether express or implied, will constitute a consent to, waiver of, or excuse for any other, different, or subsequent breach of this Agreement by such Party . Amendments and modifications to this Agreement will be effective only if written and signed by both Parties ; provided, however, that (i) in the event of any change in legislation, government regulation or other circumstance beyond the reasonable control of Ford that would be reasonably likely to materially impact the relationship established by this Agreement between Ford and the Drop Ship Operator, as determined in Ford’s reasonable discretion, Ford may amend or modify this Agreement upon written notice to the Drop Ship Operator, and (ii) Ford may, upon written notice to the Drop Ship Operator, amend or modify this Agreement with respect to matters that would not be reasonably expected to adversely affect the Drop Ship Operator, as determined in Ford’s reasonable discretion . (b) Severability ; Conflict ; Interaction with Other Agreements . If any provision in this Agreement is invalid or unenforceable under any circumstances, its application under any other circumstances and the remaining provisions of this Agreement will not be affected thereby, and such invalidity or unenforceability will not modify or otherwise affect any other provision of this Agreement . In the event of any conflict between any term or provision of this Agreement and any term or provision of the FPU Program Agreement, the terms and provisions of the FPU Program Agreement shall control . Any Vehicle Agreement or Vehicle PDI Agreement entered into by the Drop Ship Operator shall be expressly subject to the terms and conditions of this Agreement, and no such Vehicle Agreement or Vehicle PDI Agreement shall be deemed to alter, amend or otherwise modify this Agreement in any way, nor shall any Vehicle Agreement or Vehicle PDI Agreement give rise to or create, or be deemed to give rise to or create, any liability, obligation or responsibility of Ford . Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 17 Date Revised: 6/20/2024 Retention Requirement C+12 (c) Interpretation . For purposes of this Agreement, (i) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation ; ” (ii) the word “or” is disjunctive but not necessarily exclusive ; (iii) the words “shall”, “will” and “must” have equal meaning force and effect and connote an obligation and an imperative and not a futurity ; and (iv) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole . This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted . Headings in this Agreement are for reference only and will not affect the interpretation of this Agreement . (d) Further Assurances . The Drop Ship Operator will, at its own expense, take such steps and execute and deliver such documents as may be required to satisfy any applicable law or requirements in any jurisdiction where the Drop Ship Operator performs any Work under this Agreement, or as may be reasonably requested by Ford from time to time during the Term . (e) Publicity . Except as expressly permitted by this Agreement, the Drop Ship Operator shall not make any public announcements or communicate with any news media regarding the existence or contents of this Agreement without the prior written consent of Ford . (f) Assignment ; Change of Control . The Drop Ship Operator acknowledges that Ford is entering into this Agreement in reliance upon the personal reputation, qualifications and abilities of the present owner or owners and employees of the Drop Ship Operator’s business and operations . Accordingly, the Drop Ship Operator shall not assign or transfer this Agreement or any of its rights or obligations, or delegate any of its duties or obligations, under this Agreement, whether voluntarily, by merger or operation of law, or otherwise, except with the prior written consent of Ford, which consent may be conditioned or withheld in Ford’s sole discretion, including that Ford may condition its consent on the Drop Ship Operator (or the acquiring entity) entering into a new or different agreement with Ford governing the minimum standards, terms and conditions by which the Drop Ship Operator (or the acquiring entity) is permitted to, and will, continue to participate in the Drop Ship Program . A direct or indirect change of control of the Drop Ship Operator, or all or any part of its business, will be deemed to be a prohibited assignment under this Section 17 (f) . For the purposes of this Section 17 (f) , a “change of control” means the sale or transfer of a majority of the share capital, or right to direct the operations, of the Drop Ship Operator, or the sale or transfer of a substantial portion of its business or assets, or any similar transaction . Ford may assign this Agreement, or any of its duties or obligations hereunder, and may delegate any of its rights or obligations under this Agreement, to its affiliates and its and their respective Representatives, in its sole discretion and without the consent of the Drop Ship Operator . Any assignment, transfer or delegation in contravention of this Section 17 (f) will be void . This Agreement will inure to the benefit of the successors and permitted assigns of the Parties . Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 18 Date Revised: 6/20/2024 Retention Requirement C+12 (g) Contractors and Subcontractors . Without limiting the requirements of Section 17 (f) , if Ford consents to the Drop Ship Operator contracting, subcontracting or otherwise delegating any of its duties or obligations under this Agreement, the Drop Ship Operator shall remain fully responsible for, and liable to Ford for, the performance of all Work in accordance with the requirements of this Agreement, all applicable Vehicle PDI Agreements and the FPU Program Agreement, if applicable . (h) No Third - Party Beneficiaries . Except as specifically provided herein, each Party intends that this Agreement will not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties hereto and their successors and permitted assigns . (i) Cumulative Remedies . The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law, in equity or otherwise, except to the extent expressly provided in this Agreement to the contrary . (j) Execution . This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement . A signed copy of this Agreement delivered by facsimile, e - mail or other means of electronic transmission, or signed by any means of electronic signature (including via DocuSign or similar software), will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement . 19. Arbitration . In the event that any dispute arises between the Drop Ship Operator and Ford relating to, arising out of or in connection with this Agreement, each of the Drop Ship Operator and Ford acknowledge and agree that the following procedures shall be implemented and completed before either Party may pursue other available remedies, except that either Party may seek injunctive relief from any court of competent jurisdiction in order to enforce the provisions of this Section 18 and maintain the status quo of their relationship while these negotiation, mediation and arbitration procedures are in process : (a) Upon notice to the other Party that a dispute has arisen, the Drop Ship Operator and Ford shall promptly, but in no event more than thirty (30) days following such notice, hold a meeting, attended by persons with decision - making authority regarding the dispute, to attempt in good faith to negotiate a resolution of such dispute ; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties hereunder or be deemed a waiver by a Party thereto of any remedies to which such Party would otherwise be entitled hereunder . (b) If, within thirty (30) days after such meeting, the Drop Ship Operator and Ford have not succeeded in negotiating a resolution of the dispute, each of the Drop Ship Operator and Ford agree to submit the dispute to mediation in accordance with the then - current Model Procedure for Mediation of Business Disputes of the Center for Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 19 Date Revised: 6/20/2024 Retention Requirement C+12 Public Resources (the “ Mediation Procedure ”) and to bear equally the costs of the mediation. (c) In accordance with the Mediation Procedure, the Drop Ship Operator and Ford will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the Center for Public Resources if they have been unable to agree upon such appointment within twenty (20) days from the conclusion of the negotiation period described in Section 18 (a) . (d) The Drop Ship Operator and Ford agree to participate in good faith in the mediation and negotiations related thereto for a period of no less than thirty (30) days . If the Parties are not successful in resolving the dispute through such mediation, then each of the Drop Ship Operator and Ford agrees to submit the matter to binding arbitration in accordance with the then - applicable International Institute for Conflict Prevention and Resolution Rules for Administered Arbitration and the Michigan Uniform Arbitration Act, as amended M . C . L . A . † 691 . 1681 et seq . , by a sole arbitrator . (e) Any mediation or arbitration proceedings under this Agreement shall take place in the City of Dearborn, Michigan unless otherwise agreed by the Parties . The substantive and procedural law of the State of Michigan shall apply to such proceedings . Equitable remedies shall be available in any arbitration proceeding . This Section 18 and any arbitration proceeding held hereunder is subject to the Federal Arbitration Act, 9 U . S . C . † 1 et seq . and judgment upon the award rendered by the arbitrator, if any, may be entered by any court of competent jurisdiction . [ Signature Page Follows ] Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

Ford Pro – Drop Ship Program Agreement NAI - 1538012960v10 GISI: 7.06 GIS2 Classification: CONFIDENTIAL 20 Date Revised: 6/20/2024 Retention Requirement C+12 IN WITNESS WHEREOF, each of the Parties have caused its duly authorized representative to execute this Agreement as of the Effective Date. FORD: FORD MOTOR COMPANY, a Delaware corporation By : Name : Title : COMPANY: , a By: Name: Laurie Tezza Title: Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657 COO Corp ModVans Inc DE May - 21 - 2025

GISI: 7.06 GIS2 Classification: CONFIDENTIAL NAI - 1538012960v10 Ford Pro – Drop Ship Program Agreement 21 Date Revised: 6/20/2024 Retention Requirement C+12 Exhibit A Warranty and Policy Manual [ See attached .] Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

Ford Pro – Drop Ship Program Agreement NAI - 1538012960v10 22 Date Revised: 6/20/2024 Retention Requirement C+12 GISI: 7.06 Exhibit B Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657 GIS2 Classification: CONFIDENTIAL

NAI - 1538012960v10 Date Revised: 6/20/2024 23 Ford Pro – Drop Ship Program Agreement Retention Requirement C+12 GISI: 7.06 GIS2 Classification: CONFIDENTIAL Exhibit C Battery Maintenance Procedures Battery Maintenance Procedures from Warranty_Policy_Maual_Updated_8.31.2023 3.7.00 HIGH VOLTAGE AND LOW VOLTAGE BATTERY WARRANTY 3.7.01 Introduction This section contains information on the New Vehicle Warranty, Service Part Warranty Coverage and Hybrid Coverage by battery and vehicle type. A visual guide and charts have been provided to help identify each battery type and warranty coverage. Batteries within warranty coverage, service - installed, or over - the - counter which are defective and will not hold a charge must be replaced with an equivalent Motorcraft battery. For Customer Paid batteries purchased before 3/1/2021, pro - rata allowances are to be used for the purchase of a new Motorcraft battery. Batteries purchased on or after 3/1/2021 do not receive a pro - rata allowance. Refer to the Battery Warranty Coverage chart for specific coverage details. Important: Vehicles with engine start - stop technology require a unique battery (AGM or Enhanced Flooded Battery) in order to handle the additional current draw cycles from frequent restarts. Installation of a Tested Tough Max (BXT) or Tested Tough Plus (BXL) lead acid battery in a vehicle that is equipped with engine start - stop technology will void the battery warranty . Refer to GSB “12V Battery Charging and Testing Quick Reference Guide” on http://www.fordtechservice.dealerconnection.com/vdirs/protech/global for important information regarding Lead Acid and AGM batteries. The Company’s warranty and policy coverage for labor, towing if needed, and related damage for Production Installed batteries also applies to retail service - installed batteries except as noted in this information or other Company publications. Important: All battery warranty replacement claims in the One Warranty System (except for the High Voltage Battery) must have battery codes generated from the Midtronics DCA - 8000 or GRX - 3590 Tester/ Charger, if applicable. Dealers are required to use the testers for diagnosis prior to all battery warranty repairs. Note: Hand - held, or other testers may not be used to generate battery codes for a Warranty Claim. Note: Do not test leaking or damaged batteries. If you have a leaking or damaged battery use self - approval code DDR4. Note: Refer to 1.4.05 Part Retention (All Dealers) for battery retention and return policies. 3.7.01.01 Transferability This warranty is transferable. Any remaining warranty coverage may be transferred to subsequent purchasers. In order for a Dealer or Installer to make a claim under the Limited Warranty, the original owners repair order or sales slip MUST be provided by the: Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 24 Date Revised: 6/20/2024 Retention Requirement C+12 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL • Dealer • Installer, or • Customer whether original or subsequent transferee. 3.7.02 New Vehicle Warranty Coverage Dealer Requirements for Battery Handling / Recharging • Proper storage and maintenance of vehicle batteries is the Dealer’s responsibility. • Check battery state - of - charge within 14 calendar days of vehicle receipt. If the battery eye is “red,” recharge the battery. For batteries without an eye, recharge if the voltage is less than 12.6 volts • A failed battery in Dealer inventory after 14 calendar days from the vehicle receipt is not covered under warranty. Covered • Sold Unit: Battery recharging or replacement is reimbursable within the Bumper to Bumper Warranty (BTB 3/36 Ford & 4/50 Lincoln) coverage period. • In Stock (New vehicles in a Dealership’s inventory): Battery recharging or replacement is reimbursable only within 14 calendar days of the vehicle’s delivery to the Dealership. • Hybrid – HV Battery (10B759): New Vehicle Limited Warranty is 8 years / 100,000 miles (also eligible for California Emissions 10/150) • HV Batteries may be replaced with a new, factory remanufactured, or factory refurbished component, at Ford’s discretion. Refurbished battery components selected for your vehicle will align with your vehicle’s age and mileage and meet Ford’s stringent requirements and standards. • Hybrid – HV Battery Charger (HEVBAT): 8 years / 100,000 miles (also eligible for California Emissions 10/150) for 2009 - Current Model Year. Important: 2009 – current Model Year Hybrid batteries will be recharged under warranty during the Hybrid battery coverage period (regardless if it is a warrantable repair or retail repair). Refer to OWS User Guide • Battery Electric Vehicle – High Voltage Battery: New Vehicle Limited Warranty is 8 years / 100 , 000 miles . Sub - Code SPW is not required for repairs under BTB . SPNV will apply for a battery that is within 12 / 12 but outside of Factory warranty on a company paid repair . This follows the same claiming structure as all SPW parts replaced under NVLW . Refer to the Battery Job Aid . Note: Beginning June 1, 2019, a new 2 - Ply Battery Label was implemented on all batteries applicable for BTB warranty replacements. Batteries with the 2 - Ply Battery Label can be identified by the warranty coverage being removed from the label on the top of the battery. When replacing a battery under the BTB coverage period, removal of the top layer of the 2 - Battery Label on the front of the battery must be performed. Removing the top layer designates that the battery was replaced under the BTB warranty period. Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Date Revised: 6/20/2024 25 Ford Pro – Drop Ship Program Agreement Retention Requirement C+12 GISI: 7.06 GIS2 Classification: CONFIDENTIAL Note: A prior SPW repair is not considered a "Ford - paid repair". Not Covered • Fleet / Commercial – (Cars and Light Trucks sold for fleet / commercial use) Battery recharging is NOT covered /NOT reimbursable. • Battery recharging or replacement between 14 calendar days after Dealer receipt of the vehicle from the carrier and vehicle delivery to the customer is NOT reimbursable. • Damage to case, cover or terminals caused by abuse, negligence or freezing. • Cost of recharging a battery while in Dealer stock unless within the 14 days as described above in battery handling. • To the extent allowed by law, loss of time, inconvenience, loss of use of the vehicle or other consequential damages. • Discharged batteries that can be recharged and returned to service. • High Voltage Battery damaged due to improper vehicle storage (see the Owner’s Guide for required storage procedures necessary to protect the High Voltage Battery.) 3.7.03 Service Parts Warranty / Motorcraft® Limited Battery Warranty Battery Coverage Period For batteries purchased by the customer before 3/1/2021, a new Service Part Warranty coverage period begins when: • The customer participates in the purchase of the battery within the proration period or • The customer purchases a new battery Note: Service Part Coverage does not begin over when the failure is within the free replacement period. A customer must participate in the purchase to begin a new coverage period. Covered Note: For batteries purchased before 3/1/2021, the 3 yr. free replacement and proration coverage based on the battery label is only valid on a Customer Paid battery replacement. • Non - Ford Paid Repair: The Motorcraft battery warranty is as shown on the battery label from the installation date of the battery. • High Voltage Battery (10B759): SPW coverage for the Hybrid – High Voltage Battery (10B759) is 24 months/ unlimited miles or the remaining portion of the New Vehicle Limited Warranty, whichever is greater. Not Covered • Failure as a result of use in applications other than those recommended in the Motorcraft Battery catalogs. Note: Warranty will be void if a Lead Acid (ex. BXT ) battery is used in an Auto Stop Start vehicle that requires an AGM or EFB battery. Refer to GSB “12V Battery Charging and Testing Quick Reference Guide” on PTS for important information regarding Lead Acid and AGM batteries. Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Date Revised: 6/20/2024 26 Ford Pro – Drop Ship Program Agreement Retention Requirement C+12 GISI: 7.06 GIS2 Classification: CONFIDENTIAL • Damage to case, cover or terminals caused by abuse, negligence, freezing or improper installation. • Cost of recharging a battery while in dealer stock. • Use of a rental battery. • To the extent allowed by law, loss of time, inconvenience, loss of use of the vehicle or other consequential damages. • Discharged batteries that can be recharged and returned to service. • Hybrid - High Voltage Battery damaged due to improper vehicle storage (see the Owner’s Guide for required storage procedures necessary to protect the High Voltage Battery.) • Labor to remove and replace battery in the vehicle (except batteries originally installed at a Ford or Lincoln Dealership or Mobile Service) THERE IS NO OTHER EXPRESS WARRANTY ON MOTORCRAFT® BATTERIES. ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS IS LIMITED TO THE DURATION OF THE WRITTEN WARRANTY. SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF CONSEQUENTIAL OR INCIDENTAL DAMAGES OR HOW LONG AN IMPLIED WARRANTY LASTS, SO THE ABOVE LIMITATIONS AND EXCLUSIONS MAY NOT APPLY TO YOU. THIS WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS, AND YOU MAY HAVE OTHER RIGHTS WHICH VARY FROM STATE TO STATE. 3.7.04 Battery Storage Under no circumstances should new or used batteries be stored outside the warehouse or in any other manner that exposes them to weather or the outdoor environment. Batteries should never be stored near floor drains. Batteries should be stored off the floor on wood pallets with cardboard inserted between layers. 3.7.05 Battery Recycling Defective production installed batteries are to be retained in the dealership until disposal instructions are provided on the dealers Parts Status Report. Defective batteries (replaced under either warranty or customer pay) are to be returned to the dealer’s facing Ford Authorized Distributor (FAD) unless a FCS - 700 Return Document tag is issued for return. Dealers are responsible for the proper disposal of defective batteries (e.g., recycling) which cannot be exchanged with the FAD. Dealers are also responsible for the appropriate legal disposal / recycling of warranty batteries that cannot be recharged. Consult your dealership’s legal counsel for any clarification of local/state/federal battery disposal laws. Important: Ford and Lincoln dealers are responsible for complying with all applicable local, state and federal hazardous material requirements. Important: Ford and Lincoln dealers are responsible for scrapping or disposing of any hazardous material in accordance with all applicable local, state and federal environmental protection and hazardous material regulations. Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

Docusign Envelope ID: 5A40D50B-2274-42A0-A539-851286CCC657

3.7.06

Motorcraft

Batteries

Battery

Label

Examples:

Note: Warranty coverage is based on the battery sale or installation date and not on the battery or label type. The battery label examples shown are meant to assist in battery identification only.

Battery Warranty Coverage

BATTERY TYPE	PURCHASE DATE	WARRANTY COVERAGE	FREE WARRANTY REPLACEMENT (1)	LABOR COVERAGE (2)	TOWING COVERAGE (2)
BXT – Tested Tough MAX	Before 3/1/2021	100 Months	36 Months	YES	YES
	On or After 3/1/2021	36 Months	36 Months	YES	YES
BAGM – Tested Tough AGM	Before 3/1/2021	100 Months	36 Months	YES	YES
	On or After 3/1/2021	36 Months	36 Months	YES	YES
BEF – Tested Tough EFB	Before 3/1/2021	100 Months	36 Months	YES	YES
	On or After 3/1/2021	36 Months	36 Months	YES	YES
BXL – Tested Tough Plus	Before 3/1/2021	84 Months	18 Months	YES	YES
	On or After 3/1/2021	24 Months	24 Months	YES	YES
Fleet Tough Commercial	Before 3/1/2021	24 Months	12 Months	YES	NO
	On or After 3/1/2021	12 Months	12 Months	YES	NO
Fleet Tough Extra	Before 3/1/2021	36 Months	24 Months	YES	NO

Ford Pro – Drop Ship Program Agreement
GISI: 7.06
GIS2 Classification: CONFIDENTIAL
27
Date Revised: 6/20/2024
Retention Requirement C+12

NAI-1538012960v10

NAI - 1538012960v10 Date Revised: 6/20/2024 28 Ford Pro – Drop Ship Program Agreement Retention Requirement C+12 GISI: 7.06 GIS2 Classification: CONFIDENTIAL NO YES 24 Months 24 Months On or After 3/1/2021 (1) Batteries replaced under the Free Replacement Warranty (no cost to customer) period must have the original date of purchase noted on the replacement paperwork. Unless the customer pays a pro - rata amount for a replacement battery, the battery age is always measured from the original date of purchase. (2) Labor and towing, if needed, is only covered when the battery was installed at a Ford or Lincoln Dealer or Mobile Service. Note: No Motorcraft battery equivalent for Ford GT Model - Service replacement carries standard SPW Warranty Coverage. Note: Warranty coverage is based on the battery sale or installation date and not on the battery or label type. The battery label examples shown are meant to assist in battery identification only. 3.7.07 Required Documentation • Non - Commercial Service – Original, dated repair order and warranty sticker • Commercial/Fleet Service – Installation date and warranty sticker Note : The Part/Serial # warranty sticker (tag) on this battery should NOT be removed by the Dealer or owner of the battery . It is to be removed ONLY by the Ford Authorized Distributor (FAD) at the time warranty adjustment is requested . Removal of the tag from a non - defective battery voids the warranty . 3.7.08 Determining Months - In - Service (for batteries purchased before 3/1/2021) Months - In - Service can be determined by counting the whole months which have elapsed since: • battery was purchased • or a warranty covered battery replacement payment (pro - rata) was received. Partial months are not counted as part of the Months - In - Service. The month the battery was sold and the current month are always considered partial months. For example: • Date Battery Purchased: July 15, 2015 • Date Battery Replaced: September 15, 2018 • Count the whole months in 2015 after July (which is a partial month) and this equals 5 months. Add to this the number of whole months in the years 2016 and 2017 which is 24 months. • 05 Number of whole months in 2015 • + 12 Number of whole months in 2016 • + 12 Number of whole months in 2017 • Finally add to this the number of whole months in 2018 prior to September (which is a partial month) and this equals 8 months. – = 37 Total Whole Months in Service Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Date Revised: 6/20/2024 29 Ford Pro – Drop Ship Program Agreement Retention Requirement C+12 GISI: 7.06 GIS2 Classification: CONFIDENTIAL Note: Also refer to 3.8.02 Determining the Part or Accessory Warranty Start Date . 3.7.09 Claim Preparation Instructions Refer to the OWS User Guide and the Battery Job Aid . 3.7.10 Replacement Procedures After the battery is properly tested and found to be unserviceable by the dealer, the battery is to be replaced with an equivalent Motorcraft battery in exchange for the Pro - rata amount collected from the vehicle owner (if purchased before 3/1/2021) or at no cost on within the Free Replacement Warranty period as described on the label. Calculating the Pro - Rata Cost (for batteries purchased before 3/1/2021) Pro - Rata Formula: To determine the Pro - Rata Cost to the vehicle owner use the following formula: 1. Calculate the “Cost Per Month – Total Warranty Coverage Period 100 Months. – Battery Suggested List Price ($129.95) = Cost Per Month ($1.30) 2. Calculate the “Vehicle Owner’s Pro - Rata Cost: – Months in Service (37 Months)** X Cost per Month ($1.30) = $48.10 – Vehicle Owner’s Pro - Rata Cost is $48.10 * Refer to the Battery Job Aid for the Warranty Coverage Chart. ** Refer to the formula above to “Determine Months in Service” Example: • In the formula / example listed above, the vehicle owner purchased a Motorcraft, BXT – Tested Tough MAX battery for their 2011 F150 on July 15, 2015 and the replacement date is September 15, 2018. • The total warranty coverage of this battery in this application in 100 months and the Free Replacement Warranty period is 36 months. The current Suggested List Price of this battery is $129.95. The Free Replacement Warranty period has expired. • In the above example the vehicle owner’s would have to pay the Pro - Rata cost of $48.10 to replace the battery. If the defective battery was serviced - installed (not sold over - the - counter), labor and towing, if needed, may be claimed from Ford. • The defective battery and required paperwork are returned to the Ford Authorized Distributor (FAD) for warranty replacement. Ford Authorized Distributors are to replace the defective battery during the Free Replacement Warranty period or for an amount equivalent to the “Customer’s Cost” on Pro - rata claims. 3.7.11 HIGH VOLTAGE LITHIUM - ION BATTERY CAPACITY COVERAGE Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

NAI - 1538012960v10 Date Revised: 6/20/2024 30 Ford Pro – Drop Ship Program Agreement Retention Requirement C+12 GISI: 7.06 GIS2 Classification: CONFIDENTIAL Ford Motor Company warrants the high voltage battery in Mach - E, e - Transit and F - 150 Lightning against excessive capacity loss for a period of 8 years/100,000 miles, whichever comes first. Excessive capacity loss criteria: • Battery capacity is less than 70% of the high voltage battery’s beginning of life capacity, or less than 65% for vehicles in cutaway or chassis cab configuration. • As determined by an authorized EV Certified Ford Dealer. Ford Motor Company has the sole discretion to determine: • The measurement method used to determine the high voltage battery capacity. • The decision of whether to repair, replace, or provide reconditioned or remanufactured parts. • The condition of any such replaced, reconditioned or remanufactured parts. During the High Voltage Battery Capacity Coverage period, Ford Motor Company will cover the necessary component repair or replacement to correct this excessive capacity loss, when performed by an EV Certified Ford dealership. This coverage is in addition to the high voltage battery assembly’s limited warranty for defects in materials or workmanship. If a warranty repair requires replacement of the high voltage battery assembly, or one of its components, it may be replaced with a new, factory remanufactured, or factory refurbished component, at Ford’s discretion. Refurbished battery components selected for your vehicle will align with your vehicle’s age, and mileage. Note: The battery capacity degradation rate will vary based on various factors, including environmental conditions, and will also be affected by the way in which the vehicle is used. Following the recommendations in the Preserving Your High Voltage Battery section of the Owner’s Manual may help lower the rate of capacity degradation and optimize battery life. Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657

Exhibit D Brand Guidelines Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 31 Date Revised: 6/20/2024 Retention Requirement C+12 NAI - 1538012960v10

Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 32 Date Revised: 6/20/2024 Retention Requirement C+12 NAI - 1538012960v10

Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 33 Date Revised: 6/20/2024 Retention Requirement C+12 NAI - 1538012960v10

Docusign Envelope ID: 5A40D50B - 2274 - 42A0 - A539 - 851286CCC657 Ford Pro – Drop Ship Program Agreement GISI: 7.06 GIS2 Classification: CONFIDENTIAL 34 Date Revised: 6/20/2024 Retention Requirement C+12 NAI - 1538012960v10

docusign

Certificate Of Completion

Envelope Id: 5A40D50B-2274-42A0-A539-851286CCC657		Status: Completed
Subject: Complete with Docusign: Ford Pro - Drop Ship Program Agreement - Modvans		
Source Envelope:		
Document Pages: 60	Signatures: 1	Envelope Originator:
Certificate Pages: 4	Initials: 0	Holli Victory
AutoNav: Enabled		1 American Rd
EnvelopeId Stamping: Enabled		Dearborn, MI 48126-2701
Time Zone: (UTC-05:00) Eastern Time (US & Canada)		hvictory@ford.com
		IP Address: 19.12.77.165

Record Tracking

Status: Original 3/20/2025 11:15:15 AM	Holder: Holli Victory hvictory@ford.com	Location: DocuSign
Security Appliance Status: Connected	Pool: Ford Security Pool-Active 2019 Servers	

Signer Events	Signature	Timestamp
Laurie Tezza laurie@modvans.com COO ModVans Inc Security Level: Email, Account Authentication (None)	Signed by: Signature Adoption: Pre-selected Style Using IP Address: 174.87.225.166	Sent: 3/20/2025 11:20:30 AM Viewed: 3/23/2025 6:22:15 PM Signed: 5/21/2025 5:10:57 PM

Electronic Record and Signature Disclosure:
Accepted: 6/18/2024 6:53:41 PM
ID: bcde433f-279f-424e-8281-a4d3d9d7ea41

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	3/20/2025 11:20:30 AM
Certified Delivered	Security Checked	3/23/2025 6:22:15 PM
Signing Complete	Security Checked	5/21/2025 5:10:57 PM
Completed	Security Checked	5/21/2025 5:10:57 PM

Payment Events	Status	Timestamps

Electronic Record and Signature Disclosure

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